Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this registration statement on Form S-8 of Reservoir Media, Inc., of our report dated May 28, 2021, with respect to our audits of the balance sheets of Tommy Boy Music, LLC as of December 31, 2020 and 2019, and the related statements of income, members’ equity and cash flows for each of the years in the two-year period ended December 31, 2020, and related notes, which report appears on Form 8-K filed with the Securities and Exchange Commission on August 5, 2021.

/s/ Prager Metis CPAs, LLC

Prager Metis CPAs, LLC

New York, New York

October 14, 2021